Exhibit 99.1

FOR IMMEDIATE RELEASE	NYSE:AMTG
CONTACT:	Hilary Ginsberg
Investor Relations
(212) 822-0767

APOLLO RESIDENTIAL MORTGAGE, INC. ANNOUNCES CFO TRANSITION

New York, NY, September 22, 2015 – Apollo Residential Mortgage, Inc. (the “Company” or “AMTG”) (NYSE:AMTG) today announced Teresa D. Covello, Chief Financial Officer, Secretary and Treasurer of AMTG, has resigned from the Company to pursue other interests. Ms. Covello will remain in her positions until March 15, 2016 and has agreed to assist the Company as it transitions her responsibilities to a replacement. The Company has initiated a search for a new Chief Financial Officer.

“Teresa has made significant contributions to AMTG and we truly appreciate all of her hard work and dedication to the Company,” said Michael Commaroto, Chief Executive Officer and President of the Company. “Teresa has agreed to stay with AMTG through the filing of the Company’s 2015 Annual Report on Form 10-K and work with her successor to ensure a smooth transition. As part of the broader Apollo Global Management, LLC organization, the Company’s manager has access to a robust accounting and finance platform. AMTG will continue to leverage this platform as we transition Teresa’s responsibilities to a new Chief Financial Officer. We thank Teresa for her service and we wish her well with her future endeavors.”

About Apollo Residential Mortgage, Inc.

Apollo Residential Mortgage, Inc. is a real estate investment trust that invests in and manages residential mortgage-backed securities and other residential mortgage assets throughout the United States. The Company is externally managed and advised by ARM Manager, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC (NYSE:APO), a leading global alternative investment manager with approximately $162.5 billion of assets under management at June 30, 2015.

Additional information can be found on the Company’s website at www.apolloresidentialmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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